Employment Agreement - White
FINAL EXECUTION COPY
Employment Agreement - White
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 29, 2013 by and between David L. White (the “Executive”) and Align Technology, Inc., a Delaware corporation (the “Company”).
1.Duties and Scope of Employment.
(a)Position. For the term of the Executive's employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Chief Financial Officer with your principal place of employment in San Jose, California. The Executive shall report to the Chief Executive Officer (the “CEO”). The Executive accepts such employment and agrees to discharge all of the duties normally associated with said position, and to faithfully and to the best of Executive's abilities perform such other services consistent with Executive's position as Chief Financial Officer as may from time to time be assigned to Executive by the CEO. Specifically, the North America finance organization, as well as the information technology organization will report directly to you.
(b)Obligations to the Company. During the term of the Executive's Employment, the Executive shall devote Executive's full business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO, provided, however, that the Executive may, without the approval of the CEO, serve in any capacity with any civic, educational or charitable organization. The Executive may own, as a passive investor, no more than one percent (1%) of any class of the outstanding securities of any publicly traded corporation.
(c)No Conflicting Obligations. The Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive's obligations under this Agreement. The Executive represents and warrants that the Executive will not use or disclose, in connection with the Executive's employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that the Executive's employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that the Executive has returned all property and confidential information belonging to any prior employers.
(d)Commencement Date. It is expected that Executive will commence full-time Employment on July 29, 2013 and will be appointed as Chief Financial Officer immediately following the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.
2.Cash and Incentive Compensation.
(a)Salary. The Company shall pay the Executive as compensation for the Executive's services a base salary at a gross annual rate of $400,000, payable in accordance with the Company's standard payroll schedule. The compensation specified in this Subsection (a), together with any adjustments by the Company from time to time, is referred to in this Agreement as “Base Salary.”
(b)Target Bonus. The Executive shall be entitled to participate in an annual bonus program that will provide the Executive with an opportunity to earn a potential annual bonus equal to 60% of the Executive's Base Salary. Any bonus paid in your year of hire will be paid on a pro-rata basis based on the number of days between your date of hire and the end of the applicable bonus year. The amount of the bonus shall be based upon the performance of the Executive, as set by the individual performance objectives described in this Subsection, and the Company in each calendar year, and shall be paid by no later than March 1 of the following year, contingent on the Executive remaining employed by the Company as of December 31 of the prior year. The Executive's individual performance objectives shall be set by the CEO after consultation with the Executive and the Company's objectives shall be approved by the Compensation Committee in each case by no later than March 31 of each calendar year; provided, however, that the Executive's individual performance objectives for 2013 will be set within sixty (60) calendar days of your hire date. Any bonus awarded or paid to the Executive will be subject to the discretion of the Board.
(c)Incentive Awards. The Executive shall be granted an award of restricted stock units covering 73,650 shares of the Company's common stock (the “Restricted Stock Unit Award”), subject to the approval of the Compensation Committee of the Board of Directors in all respects, including the terms described herein. The Restricted Stock Unit Award will be scheduled to vest as to 25% on the one year anniversary of August 20, 2013 with 25% vesting yearly thereafter subject to the Executive's continuous service through each applicable vesting date. The grant of the Restricted Stock Unit Award shall be subject to the other terms and conditions set forth in the Company's 2005 Incentive Plan, as amended from time to time, and in the Company's standard form of restricted stock unit agreement.
3.Vacation and Executive Benefits. During the term of the Executive's Employment, the Executive shall be eligible to accrue 17 days vacation per year on a pro-rata basis throughout the year, in accordance with the Company's standard policy for senior management, including provisions with respect to maximum accrual, as it may be amended from time to time. During the term of the Executive's Employment, the Executive shall be eligible to participate in any employee benefit plans maintained by the Company for senior management, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan, and to the right of the Company to make changes in such plans from time to time.
4.Business Expenses. During the term of the Executive's Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.
5.Term of Employment.
(a)At-Will Employment. The Executive's Employment with the Company shall be “at will” and either the Executive or the Company may terminate the Executive's Employment at any time, for any reason, with or without Cause. Any contrary representations, which may have been made to the Executive, whether orally or in writing, shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive's Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.
(b)Termination. The Company may terminate the Executive's Employment at any time and for any reason (or no reason), with or without Cause, by giving the Executive notice in writing. The Executive may terminate the Executive's Employment by giving the Company fourteen (14) days advance notice in writing. The Executive's Employment shall terminate automatically in the event of Executive's death. Notwithstanding anything to the contrary, upon Executive's termination due to death or Disability, Executive shall only be entitled to the payments and benefits provided under Section 5(c)(i)-(v) below.
(c)Rights Upon Termination. In the event the Executive's employment with the Company terminates for any reason, Executive will be entitled to any (i) unpaid base salary accrued up to the effective date of termination, as well as unpaid, but accrued vacation; (ii) unpaid, but earned and accrued annual incentive; (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to the Executive; (iv) unreimbursed business expenses required to be reimbursed to the Executive; and (v) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. Except as expressly provided in Section 6, upon the termination of the Executive's Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.
(d)Termination of Agreement. The termination of this Agreement shall not limit or otherwise affect any of the Executive's obligations under Section 7.
6.Termination Benefits.
(a)General Release Agreement. Any other provision of this Agreement notwithstanding, Subsections (b), (c) or (d) below shall not apply unless (i) the Executive has executed a General Release Agreement in a form prescribed by the Company which will include a provision whereby the Executive waives and releases with irrevocable effect all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company which are waivable under applicable law, and (ii) the Executive has pursuant to such General Release Agreement has agreed not to prosecute any legal action or other proceeding based upon any of such claims to the full extent permissible under applicable law, and (iii) the Executive has, pursuant to such General Release Agreement, acknowledged Executive's continuing obligations under this Agreement and the EPIA referenced below, and (iv) the General Release Agreement has become effective and irrevocable within sixty (60) days following the date of the Executive's termination of employment. Any benefits under this Agreement that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance promulgated thereunder (“Code Section 409A”) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Executive's separation from service, or, if later, such time as required by Section 6(h) of this Agreement. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive's separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive's separation from service, or, if later, such time as required by Section 6(i) of this Agreement and the remaining payments shall be made as provided in this Agreement.
(b)Termination without Cause. If, during the term of this Agreement, and not in connection with a Change of Control as addressed in Section 6(c) below, the Company terminates Executive's Employment other than for Cause, death or Disability, or the Executive resigns for Good Reason, then:
(i)as of the date of termination of Employment, Executive shall immediately conditionally vest in an additional number of shares under all outstanding equity awards as if the Executive had performed twelve (12) additional months of service, subject to Executive's execution of the General Release Agreement described above with irrevocable effect and suspension of exercise rights with respect to such conditionally vested shares until such execution;
(ii)the Company shall pay the Executive, in a lump sum upon the effectiveness of the General Release to be executed by Executive in accordance with Section 6(a) above, an amount equal to: (x) the then current year's Target Bonus prorated for the number of days of Executive is employed in said year; (y) one year's Base Salary; and (z) the greater of the then current year's Target Bonus or the actual prior year's bonus. The Executive's Base Salary shall be paid at the rate in effect at the time of the termination of Employment.
(c)Upon a Change of Control. In the event of the occurrence of a Change of Control while the Executive is employed by the Company:
(i)the Executive shall immediately vest in an additional number of shares under all outstanding equity awards units as if the Executive had performed twelve (12) additional months of service; and
(ii)if within twelve (12) months following the occurrence of the Change of Control, one of the following events occurs:
(A)the Executive's employment is terminated by the Company (or its successor) other than for Cause, death or Disability; or
(B)the Executive resigns for Good Reason

then, in lieu of any payments or benefits under Section 6(b) above, the Executive shall immediately conditionally vest as to all shares under all outstanding equity awards, subject to Executive's execution of the General Release Agreement described above with irrevocable effect and suspension of exercise rights with respect to such conditionally vested shares until such execution, and the Company shall pay the Executive, in a lump sum, an amount equal to: (x) the then current year's Target Bonus prorated for the number of days of Executive is employed in said year; (y) one year's Base Salary; and (z) the greater of the then current year's Target Bonus or the actual prior year's bonus. The Executive's Base Salary shall be paid at the rate in effect at the time of the termination of Employment.
(d)Health Insurance. If Section 6(b) or (c) above applies, and if the Executive elects to continue the Executive's health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of Employment, then the Company shall pay the Executive's monthly premium under COBRA for COBRA coverage for the Executive until the earliest of (i) 12 months following the termination of the Executive's Employment, or (ii) the date upon which the Executive commences employment with an entity other than the Company. In addition, and notwithstanding anything to the contrary in this Section 6, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive's group health coverage in effect on the date of the Executive's termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for 12 months following the termination, which payment will be made regardless of whether the Executive elects COBRA continuation coverage.
(e)Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean any of the following:
(i)Unauthorized use or disclosure of the confidential information or trade secrets of the Company;
(ii)Any breach of this Agreement or the EPIA between the Executive and the Company;
(iii)Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
(iv)Misappropriation of the assets of the Company or any act of fraud or embezzlement by Executive, or any act of dishonesty by Executive in connection with the performance of his duties for the Company that adversely affects the business or affairs of the Company;
(v)Intentional misconduct; or
(vi)The Executive's failure to satisfactorily perform the Executive's duties after having received written notice of such failure and at least thirty (30) days to cure such failure.
The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of the Executive's Employment; provided, however, that the foregoing shall be considered an exclusive list of events constituting “Cause” for purposes of receiving benefits pursuant to Sections 6(b), (c) and (d) of this Agreement.
(f)Definition of “Disability.” For all purposes under this Agreement, “Disability” shall mean a disability under Section 22(e)(3) of the Code.
(g)Definition of “Good Reason.” Except as noted below, for all purposes under this Agreement, subject to the notice and cure period described below, the Executive's resignation for “Good Reason” shall mean the Executive's resignation upon written notice to the Company delivered within ninety (90) days after the occurrence of any one or more of the following events and with an effective date within such ninety- (90-) day period:

(i)The Executive's position, authority or responsibilities being significantly reduced;
(ii)the Executive being asked to relocate the Executive's principal place of employment such that the Executive's commuting distance from the Executive's residence prior to such relocation is increased by over thirty-five (35) miles;
(iii)The Executive's annual Base Salary or bonus being materially reduced; or
(iv)The Executive's benefits being materially reduced.
The Executive shall provide written notice to the Company at least thirty (30) days prior to the effective date of Executive's resignation, identifying the event or events Executive claims constitute Good Reason and describing in reasonable detail the fact supporting the claim. The Company shall have at least thirty (30) days to take action to remedy the condition claimed by the Executive as Good Reason, but shall have no obligation to take such action. In the event the Company remedies the condition then Good Reason shall be deemed not to exist. At the expiration of the remedial period and prior to the effective date of Executive's resignation, Executive shall provide written notice to the Company, stating whether Executive (A) withdraws Executive's resignation based on the Company's remedy of the condition, (B) chooses to resign anyway notwithstanding such remedy, or (C) claims the condition has not been remedied and chooses to resign based on a claim of Good Reason. In the absence of such notice, Executives resignation shall become effective and Executive shall be deemed to have resigned without Good Reason.
(h)Definition of “Change of Control.” For all purposes under this Agreement, “Change of Control” shall mean any of the following:
(i)A sale of all or substantially all of the assets of the Company;
(ii)The acquisition of more than fifty percent (50%) of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons;
(iii)A reorganization of the Company wherein the holders of common stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or
(iv)In the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding common stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock.
(i)Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Code Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Code Section 409A. Any Deferred Compensation Separation Benefits due to Executive pursuant to this Agreement or otherwise on or within the six-month period following Executive's termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination, provided, that such cash severance or other benefits will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Agreement, if the Company reasonably determines that the imposition of additional tax under Code Section 409A, will not apply to an earlier payment of such cash severance or other benefits. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits to the extent permissible under the applicable Treasury Regulations. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.
7.Non-Solicitation and Non-Disclosure.
(a)Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Executive's Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive's own behalf or on behalf of any other person or entity) the employment of any employee of the Company or any of the Company's affiliates.
(b)Proprietary Information. As a condition of employment, the Executive has entered into an Employee Proprietary Information Agreement with the Company (the “EPIA”) in the Form attached as Exhibit A, which is incorporated herein by reference.
8.Successors.
(a)Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.
(b)Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.Arbitration and Equitable Relief.
(a)Arbitration. In consideration of Executive's employment with the Company, its promise to arbitrate all employment-related disputes, and Executive's receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from Executive's employment with the Company or the termination of Executive's employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure Sections 1280 through 1294.2 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, Executive understands that nothing in this

Agreement constitutes a waiver of Executive's rights under Section 7 of the National Labor Relations Act. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b)Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth under the California Code of Civil Procedure. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys' fees and costs to the prevailing party, where provided by applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. Executive agrees that any arbitration under this agreement shall be conducted in Santa Clara County, California.
(c)Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d)Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
(e)Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this agreement.
10.Miscellaneous Provisions.
(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement and the EPIA contain the entire understanding of the parties with respect to the subject matter hereof.
(d)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(e)Governing Law; Consent to Personal Jurisdiction. This agreement will be governed by the laws of the State of California without regard for conflicts or choice of laws principles. without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.
(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
/s/ David L. White
David L. White

ALIGN TECHNOLOGY, INC.
/s/ Thomas M. Prescott
By: Thomas M. Prescott
Title: President and CEO

EXHIBIT A

Proprietary Information and Inventions Agreement
(attached)
Align Technology, Inc.
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
In consideration of my employment or continued employment by Align Technology, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:
5.

1.
Proprietary Information. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, customers and suppliers, including but not limited to information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, data, programs, other works of authorship, and plans for research and development. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignment of Inventions.
1.Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
2.Inventions. The term "Inventions" shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.
3.Prior Inventions. I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.
4.Assignment of Inventions. Subject to Section 2.6 and except for those Inventions which I can prove qualify fully under the provisions of California Labor Code 2870 (as set forth in Exhibit A), I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto). I will, at the Company's request, promptly execute a written assignment to the Company of any such Company Invention, and I will preserve any such Invention as part of the Proprietary Information of the Company (the "Company Inventions").

5.Obligation to Keep Company Informed. I will promptly and fully disclose in writing to the Company all Inventions during my employment and for one (1) year after my employment, including any that may be covered by Section 2870. I agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce patents, copyrights and other rights and protections relating to Inventions in the United States or any other country.
6.Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
3.No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
4.Return of Company Documents. Upon termination of my employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, I will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in my possession, under my control or to which I may have access. I will not reproduce or appropriate for my own use, or for the use of others, any property, Proprietary Information or Company Inventions.
5.Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
6.Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
7.Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.
General Provisions. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
This Agreement shall be effective as of the first day of my employment with the Company.
Dated: July 29, 2013
/s/David L. White
(Signature)
David L. White

(Printed Name)
accepted and Agreed To:
Align Technology, Inc.
By:/s/ Thomas M. Prescott
Title: President and Chief Executive Office
Dated: July 29, 2013

Exhibit A
LIMITED EXCLUSION NOTIFICATION
This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;
2.Result from any work performed by you for the Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I acknowledge receipt of a copy of this notification.
By:
(Printed Name of Employee)

Date:

Witnessed by:

(Printed Name of Representative)

Exhibit B

TO:	Align Technology, Inc.
FROM:
DATE:

SUBJECT:	Previous Inventions
1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Align Technology, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
No inventions or improvements.
See below:

Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
Invention or Improvement        Party(ies)                Relationship
1.
2.
3.
Additional sheets attached.